Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Reports Results
for Its Second Quarter 2006

PEABODY, MA (March 9, 2006) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today results for its second quarter ended January 31, 2006.

Revenues from continuing operations for the second quarter ended January 31, 2006, were $100,011,000, compared with the prior year’s second quarter revenues from continuing operations of $76,110,000, an increase of 31%. Net income from continuing operations for the second quarter was $9,097,000, or $0.66 per diluted share, compared to a net loss of $2,046,000, or a net loss of $0.15 per diluted share, from continuing operations a year earlier.

Net income attributable to the gain on disposal of discontinued operations for the second quarter ended January 31, 2006, was $20,640,000, or $1.50 per diluted share.

Net income for the quarter was $29,737,000, or $2.16 per diluted share, compared with a net loss of $3,710,000, or a loss of $0.27 per diluted share, for the prior year’s second quarter.

Revenues from continuing operations for the six months ended January 31, 2006, were $186,421,000, compared with the prior year’s six-month revenues from continuing operations of $151,240,000, an increase of 23%. Income from continuing operations for the six-month period was $10,160,000, or $0.74 per diluted share, compared to a net loss of $568,000, or a loss of $0.04 per diluted share, from continuing operations for the same period a year earlier. The financial results for the six-month period include pre-tax restructuring and asset impairment charges of $2,216,000 associated with the Company’s SKY Computers subsidiary.

Net income attributable to discontinued operations, the cumulative effect of a change in accounting principle, and the gain on disposal of discontinued operations for the six months ended January 31, 2006, was $20,919,000, or $1.52 per diluted share. This compares to a net loss from discontinued operations of $2,977,000, or a loss of $0.22 per diluted share, for the prior year’s first six months.

Net income for the first six months ended January 31, 2006, was $31,079,000, or $2.26 per diluted share, compared with a net loss of $3,545,000, or a loss of $0.26 per diluted share, for the same period a year earlier.

On November 1, 2005, the Company sold all its stock in its Camtronics Medical Systems, Ltd., subsidiary, located in Hartland, Wisconsin, to Emageon Inc., of Birmingham, Alabama, for $40 million in cash. The Company, as a result of the sale, has classified the Camtronics business as a discontinued operation and has recast its financial statements accordingly to represent the operation as discontinued. During the quarter ending January 31, 2006, the Company realized a net gain of $20,640,000 after taxes, or $1.50 per diluted share, from the sale of Camtronics.

John Wood, President and CEO, commented, “We are pleased with the results for this quarter.” Security revenues improved significantly over a year ago, due primarily to the shipment of 44 EXplosive Assessment Computed Tomography (EXACT™) systems, compared to only 7 systems shipped in the quarter a year earlier. Sales of medical products also improved for the quarter. Shipments of Data Acquisition Systems (DASs) for CT were up over a very strong second quarter a year ago. Deliveries of flat-panel detectors for Digital Radiography (DR) by our Anrad subsidiary increased substantially over the same period a year earlier. Shipments of ultrasound probes by our Sound Technology, Inc., (STI) subsidiary were up, as were deliveries of patient monitors, reflecting in part the appeal of new families of monitors we are supplying to a major Original Equipment Manufacturer (OEM) customer. Sales of clinical ultrasound systems and of power systems for Magnetic Resonance Imaging (MRI) were down from a year earlier.

Research and product development costs for the second quarter were $14,149,000, or 14% of total revenue, compared to $13,219,000, or 17% of total revenue, for the prior year’s second quarter. The increase was due primarily to additional personnel costs as the Company accelerated development of the heart of a new medical CT system for an OEM customer and of new security products. Engineering revenues for the quarter were $6,119,000, compared to $3,169,000 a year earlier.

Development continues on a number of other new medical products. At PhotoDetection Systems, where we have a minority investment, the first human images were taken with its new Positron Emission Tomography (PET) system, which employs innovative detector technology for a new generation of hybrid PET/CTs. Progress continues on the development of new generations of high-performance subsystems for multi-slice CT, MRI, and clinical ultrasound applications.

During the quarter, a prototype of our major upgrade for existing Explosives Detection Systems (EDSs) to examine checked luggage at airports was installed in the first of two major airports for full field trials. We expect the trials to be successfully completed over the next several months and that the upgrade will be available later this fiscal year. Additional development work continues on our COBRA advanced checkpoint security system, which we expect to provide to the U.S. Transportation Security Administration (TSA) for trial early next fiscal year, and on the next generation of EDS systems, which we expect to submit to the TSA for testing by the middle of next fiscal year.

“This quarter reflects growth in several product areas that have been going through lengthy technical development curves,” said Wood. “Success in these product areas, along with substantial progress in other major medical and security projects currently in development, will provide the opportunity for substantial long-term growth for the Company as The World Resource for Health and Security Technology.”

CONFERENCE CALL
Analogic will conduct an investor conference call on Thursday, March 9 at 11:00 a.m. ET to discuss the results for the second quarter and recent developments. To participate in the conference call, dial 1-866-823-6992 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Pass Code 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET) Thursday, March 30, 2006.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) March 13, 2006. To access the digital replay, dial 1-877-919-4059. The conference ID number is 21522500. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Embedded Multicomputing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of March 9, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 9, 2006.

Consolidated Statements of Operations (in thousands, except share data) (Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2006	2005	2006	2005
Net Revenue:
Product	$91,964	$70,995	$171,685	$138,120
Engineering	6,119	3,169	9,931	8,409
Other	1,928	1,946	4,805	4,711

Total net revenue	100,011	76,110	186,421	151,240

Cost of sales:
Product	53,674	43,216	102,676	85,064
Engineering	4,109	3,480	9,842	7,542
Other	1,192	1,280	2,578	2,718

Total cost of sales	58,975	47,976	115,096	95,324

Gross margin	41,036	28,134	71,325	55,916

Operating expenses:
Research and product development	14,149	13,219	27,176	24,893
Selling and marketing	7,274	7,803	14,628	14,522
General and administrative	9,637	9,305	18,301	18,520
Restructuring and asset impairment charges	503	947	1,528	947

Total operating expenses	31,563	31,274	61,633	58,882

Income (loss) from operations	9,473	(3,140)	9,692	(2,966)

Other (income) expense:
Interest income	(2,469)	(1,021)	(4,502)	(1,885)
Interest expense	—	—	—	2
Equity (gain) loss in unconsolidated affiliates	(115)	350	455	223
Other	(199)	4	(42)	(604)

Total other (income) expense	(2,783)	(667)	(4,089)	(2,264)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	12,256	(2,473)	13,781	(702)
Provision (benefit) for income taxes	3,159	(427)	3,621	(134)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	9,097	(2,046)	10,160	(568)
Income (loss) from discontinued operations (net of income tax provision (benefit) of ($133) and $141 for the three and six months ended January 31, 2005, and $126 for the six months ended January 31, 2006).	—	(1,664)	159	(2,977)
Gain on disposal of discontinued operations (net of income tax of $9,104)	20,640	—	20,640	—
Cumulative effect of change in accounting principle (net of income tax of $61)	—	—	120	—

Net income (loss)	$29,737	$(3,710)	$31,079	$(3,545)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.67	$(0.15)	$0.75	$(0.04)
Income (loss) from discontinued operations, net of tax	—	(0.12)	0.01	(0.22)
Gain on disposal of discontinued operations, net of tax	1.51	—	1.51	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net income (loss)	$2.18	$(0.27)	$2.28	$(0.26)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.66	$(0.15)	$0.74	$(0.04)

Income (loss) from discontinued operations, net of tax	—	(0.12)	0.01	(0.22)
Gain on disposal of discontinued operations, net of tax	1.50	—	1.50	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net income (loss)	$2.16	$(0.27)	$2.26	$(0.26)

Dividends declared per share	$0.10	$0.08	$0.18	$0.16
Shares outstanding:
Basic	13,625	13,545	13,628	13,534
Diluted	13,799	13,545	13,766	13,534

Condensed Consolidated Balance Sheets (in thousands)

	January 31,	July 31,
	2006	2005
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$245,289	$220,454
Accounts and notes receivable, net	57,876	50,978
Inventories	70,227	63,604
Other current assets	20,789	19,686
Current assets of discontinued operations	—	41,939

Total current assets	394,181	396,661
Property, plant and equipment, net	79,572	79,442
Other assets	19,733	20,602

Total Assets	$493,486	$496,705

Liabilities and Stockholders’ Equity:
Accounts payable	$20,209	$20,833
Accrued liabilities	20,116	19,802
Advance payments and deferred revenue	8,049	14,387
Accrued income taxes	13,436	11,167
Current liabilities of discontinued operations	—	30,445

Total current liabilities	61,810	96,634

Deferred income taxes	1,060	914

Total long term liabilities	1,060	914

Stockholders’ Equity	430,616	399,157

Total Liabilities and Stockholders’ Equity	$493,486	$496,705